FIRST AMENDMENT TO THOR FINANCIAL TECHNOLOGIES TRUST
ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement dated August 19, 2024 (the “Agreement”), by and between THOR Financial Technologies Trust, a Delaware statutory trust (the “Trust”) and PINE Distributors, LLC, a Delaware limited liability company (the “Distributor”), is entered into as of January 8, 2026 (the “Effective Date”).

WHEREAS, The Trust and the Distributor (collectively the “Parties”) desire to amend Exhibit A of the Agreement to reflect an updated list of funds; and

WHEREAS, Section 8(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

PINE Distributors LLC		THOR Financial Technologies Trust

By:	/s/ Mark Fairbanks	By:	/s/ Bradley Roth
Name: Mark Fairbanks		Name: Bradley Roth
Title: President		Title: CIO

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

THOR Low Volatility ETF
THOR Index Rotation ETF
THOR AdaptiveRisk Dynamic ETF